Hawaiian Electric Exhibit 10.2
EXECUTION VERSION

FIRST AMENDMENT TO
AMENDED AND RESTATED POWER PURCHASE AGREEMENT FOR FIRM
DISPATCHABLE CAPACITY AND ENERGY

This First Amendment to Amended and Restated Power Purchase Agreement for Firm Dispatchable Capacity and Energy ("Amendment") is made and entered into effective as of July 27, 2026 ("Execution Date"), by and between HAWAIIAN ELECTRIC COMPANY, INC., a Hawaii corporation ("Hawaiian Electric" or "Company"), and KALAELOA PARTNERS L.P., a Delaware limited partnership ("Seller") (Company and Seller are jointly referred to as the
"Parties".)

WHEREAS, Company and Seller are parties to that certain Amended and Restated Power Purchase Agreement for Firm Dispatchable Capacity and Energy dated October 29, 2021 ("A&R PPA");

WHEREAS, the A&R PPA provides that its terms shall expire on December 31, 2032;

WHEREAS, Company and Seller intend to continue operations of the Facility beyond the term of the A&R PPA pursuant to that certain Power Purchase Agreement for Firm Capacity Renewable Dispatchable Generation ("Stage 3 PPA"), executed concurrently herewith by Company and Seller;

WHEREAS, pursuant to the terms thereto, the Facility is set to commence Partial Commercial Operation under the Stage 3 PPA on or about April 10, 2033;

WHEREAS, the Parties now intend to execute this Amendment to include terms and conditions that (1) extend the term of the A&R PPA to the date on which the Facility commences Partial Commercial Operation pursuant to the Stage 3 PPA; and (2) account for adjusted payment terms under the A&R PPA during such extension period; and

WHEREAS, the Parties agree that they shall have the right to declare this Amendment null and void under certain circumstances as specified herein;

NOW, THEREFORE, in consideration of the respective promises contained in this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.DEFINITIONS

Initially capitalized terms used in this Amendment not otherwise defined in the context in which they first appear shall have the meanings given them in the A&R PPA.

2.PUC APPROVAL; AMENDMENT EFFECTIVE DATE

a.Company shall submit the application for approval of the Amendment to the PUC as part of its application for approval of the Stage 3 PPA.

b.The Parties acknowledge and agree that this Amendment shall be effective as of the Execution Date, except that Section 3 (Amendment of A&R PPA) shall not become effective until the date that the PUC issues a PUC Approval Order, and such order has become final and non-appealable. For purposes of this Section 2 (PUC Approval; Amendment Effective Date), a "PUC Approval Order" is an order issued by the PUC concerning this Amendment that approves Company’s request for approval and does not contain any terms or conditions deemed unacceptable to Company, and is in a form deemed to be reasonable by Company, in its sole discretion.

3.AMENDMENT OF A&R PPA

a.Article 1 (Definitions) of the A&R PPA is hereby amended by adding the following new terms:

"Stage 3 PPA" – Shall mean that certain Power Purchase
Agreement for Firm Capacity Renewable Dispatchable Generation, dated July 27, 2026, by and between Company and Seller.

"Transition Outage #1" – Shall mean the period of time, not to commence prior to January 1, 2033, during which Seller will operate the Facility with one combustion turbine in combined cycle mode with the steam turbine while the Facility’s other combustion turbine is on a planned outage to allow necessary work to be performed in connection with supporting the Facility’s capability to operate on biofuels pursuant to the Stage 3 PPA.

"Transition Outage #2" – Shall mean the period of time immediately following the end of Transition Outage #1, during which the entire Facility will be on a planned outage to allow necessary work to be performed in connection with supporting the Facility’s capability to operate on biofuels pursuant to the

Stage 3 PPA.

b.The first sentence of Section 2.2(A) (Term) of the A&R PPA is hereby deleted in its entirety and replaced with the following:

Subject to Section 2.2(B) (Effectiveness of Certain Obligations) of this Agreement, the initial term of this Agreement shall commence on the Execution Date and shall remain in effect until the Partial Commercial Operation Date, as such term is defined in the Stage 3 PPA ("Initial Term").

c.Section B(1) (Capacity Charge Formula) of Attachment J (Energy Charge and Capacity Charge Payment Formulas) is hereby deleted in its entirety and replaced with the following:

(1) Capacity Charge Formula.

(a)Commencing on the later of the Effective Date and the Capacity Rate Inclusion Date, and continuing until the start of Transition Outage #1, the Capacity Charge shall be computed by the following formula:

Capacity Charge = Contract Firm Capacity x
(Capacity Charge Rate + Fixed O&M Component Rate)

(b)Upon the commencement of Transition Outage #1, and continuing until the start of Transition Outage #2, the Capacity Charge shall be computed in accordance with Section 5.1(D) (Capacity Charge). In connection with the foregoing, the Parties agree that the work performed on the Facility during such time period shall not be considered "routine scheduled maintenance preapproved by Company" as used in said Section 5.1(D).

(c)Upon the commencement of Transition Outage #2, and continuing until the Partial Commercial Operation Date, the Capacity Charge shall be computed by the following formula:

Capacity Charge = [(0 kW × Capacity Charge Rate) +
(208,000 kW × Fixed O&M Component Rate)] × (a ÷ b)

Where:

a = number of days in Transition Outage #2 for the applicable month

b = number of days in the applicable month

d.Section B (Capacity Charge) of Attachment J (Energy Charge and Capacity Charge Payment Formulas) is hereby amended by adding new subsection (7) as follows:

(7) Sample Calculation (Capacity Charge for Transition Outage #2). A sample of the Capacity Charge payment calculation for Transition Outage #2 is provided below:

Sample Calculation assumptions:

GDPIPDCURRENT = 125
GDPIPDBASE = 112

From February 13, 2033 to March 19, 2033 the full plant is on outage in preparation for Stage 3 PPA operations (Transition Outage #2).

Calculation:

Capacity Charge = [(0 kW × Capacity Charge Rate) +
(208,000 kW × Fixed O&M Component Rate)] × (a ÷ b)

Capacity Charge Rate = $8.33 per kW per month

Fixed O&M Component Rate = $7.50 per kW per month x
GDPIPDCURRENT/GDPIPDBASE = $7.50 per kW per month x
125/112

For February 2033, a = 16 and b = 28.

For March 2033, a = 19 and b = 31.

For February 2033,

Capacity Charge = [(0 kW x ($8.33 per kW per month)) +
(208,000 kW x $7.50 per kW per month x 125/112)] x
(16/28)
= $994,897.96

For March 2033,

Capacity Charge = [(0 kW x ($8.33 per kW per month)) +
(208,000 kW x $7.50 per kW per month x 125/112)] x

(19/31)
= $1,067,108

4.AUTHORITY AND REPRESENTATIONS

Both Company and Seller represent that as of the Execution Date:

a.Each respective Party has all necessary right, power and authority to execute, deliver and perform this Amendment.

b.The execution, delivery and performance of this Amendment by each respective Party will not result in a violation of any Laws, or conflict with, or result in a breach of, or cause a default under, any agreement or instrument to which such Party is also a party or by which it is bound. No consent of any person or entity not a Party to this Amendment, including any Governmental Authority (other than agencies whose approval is necessary for the development, construction, operation and maintenance of the Facility and the Company-Owned Interconnection Facilities or the PUC), is required for such execution, delivery and performance by either Party.

5.MISCELLANEOUS

a.All of the terms and conditions of the A&R PPA that are not altered, amended or replaced by this Amendment shall remain in full force and effect. This Amendment, together with the A&R PPA (including all Attachments thereto), constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof.

b.This Amendment shall be governed by and construed in accordance with the laws of the State of Hawai‘i. The venue for a civil action related to the A&R PPA and Amendment shall be the judicial circuit in which the Facility is located.

c.This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument binding all parties notwithstanding that all of the parties are not signatories to the same counterparts. For all purposes, duplicate unexecuted and unacknowledged pages of the counterparts may be discarded and the remaining pages assembled as one document.

d.The Parties agree that this Amendment may be executed and delivered by exchange of executed copies via electronic mail

("email") or other acceptable electronic means, and in electronic formats such as Adobe PDF or other formats mutually agreeable between the Parties which preserve the final terms of this Amendment or such writing. A party's signature transmitted by email or other acceptable electronic means shall be considered an "original" signature which is binding and effective for all purposes of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment to be effective as of the date first stated above.

HAWAIIAN ELECTRIC COMPANY, INC.
a Hawaii corporation

By:	/s/ Scott W. H. Seu
Name:	Scott W. H. Seu
Its:	Chief Executive Officer

By:	/s/ Paul K. Ito
Name:	Paul K. Ito
Its:	Senior Vice President, Chief
Financial Officer & Treasurer

("Company")

KALAELOA PARTNERS L.P.
a Delaware limited partnership

By:	/s/ Daniel J. Muxie
Name:	Daniel J. Muxie
Its:	Authorized Representative

("Seller")